Exhibit 4.6

MEMORIAL PRODUCTION PARTNERS GP LLC

LONG-TERM INCENTIVE PLAN

FORM OF RESTRICTED UNIT AGREEMENT

This Restricted Unit Agreement (this “Agreement”) is made and entered into by and between MEMORIAL PRODUCTION PARTNERS GP LLC, a Delaware limited liability company (the “Company”), and [            ] (the “Participant”). This Agreement is entered into as of the [            ] day of [            ], 20[            ] (the “Date of Grant”). Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan (as defined below), unless the context requires otherwise.

W I T N E S S E T H:

WHEREAS, the Memorial Production Partners GP LLC Long-Term Incentive Plan (the “Plan”) has been adopted by the Company; and

WHEREAS, the Board of Directors of the Company (the “Board”) has authorized the grant of Restricted Units to employees, officers, consultants and directors of Memorial Production Partners LP, a Delaware limited partnership (the “Partnership”), subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the Participant’s agreement to provide or to continue providing services to the Partnership or an Affiliate, the Participant and the Company agree as follows:

1. Grant.

The Company hereby grants to the Participant as of the Date of Grant an award of [            ] Restricted Units, subject to the terms and conditions set forth in the Plan, which are incorporated herein by reference, and in this Agreement, including, without limitation, those restrictions described in Section 2 hereof (the “Restricted Units”).

2. Restrictions.

The Restricted Units are restricted in that they may be forfeited to the Partnership and in that they may not, except as otherwise provided in Section 5, be transferred or otherwise disposed of by the Participant until such restrictions are removed or expire as described in Section 4 of this Agreement. The Company shall cause the Partnership to issue in the Participant’s name the Restricted Units and the Company shall retain the Restricted Units until the restrictions on such Restricted Units expire or until the Restricted Units are forfeited as described in Section 4 of this Agreement. The Participant agrees that the Company will hold the Restricted Units pursuant to the terms of this Agreement until such time as the Restricted Units are either delivered to the Participant or forfeited to the Partnership pursuant to this Agreement.

3. Rights of Participant; Unit Distribution Rights.

Effective as of the Date of Grant, the Participant shall be treated for all purposes as a Unit holder with respect to all of the Restricted Units granted to him pursuant to Section 1 (except that the Participant shall not be treated as the owner of the Restricted Units for federal income tax purposes until the Restricted Units vest (unless the Participant makes an election under section 83(b) of the Code, in which case the Participant shall be treated as the owner of the Restricted Units for all purposes on the Date of Grant)) and shall, except as provided herein, have all of the rights and obligations of a Unit holder with respect to all such Restricted Units, including any right to vote with respect to such Restricted Units and to receive any UDRs thereon if, as, and when declared and paid by the Partnership. Notwithstanding the preceding provisions of this Section 3, the Restricted Units shall be subject to the restrictions described herein, including, without limitation, those described in Section 2.

4. Forfeiture and Expiration of Restrictions.

(a) Vesting Schedule. Subject to the terms and conditions of this Agreement, the restrictions described in Section 2 shall lapse and the Restricted Units shall become vested and nonforfeitable (“Vested Units”), provided the Participant has continuously provided services to the Partnership or an Affiliate, without interruption, from the Date of Grant through each applicable vesting date (each, a “Vesting Date”), in accordance with the following schedule:

Vesting Date	Cumulative Vested Percentage

(b) Termination of Service. If, at any time prior to the final Vesting Date, the Participant ceases providing services to the Partnership and its Affiliates for any reason, then all Restricted Units granted pursuant to this Agreement that have not yet vested as of the date of the Participant’s termination shall become null and void as of the date of such termination, shall be forfeited to the Partnership and the Participant shall cease to have any rights with respect thereto. In the event that such termination is on account of (i) a termination by the Partnership or an Affiliate for Cause (as defined below) or (ii) (A) the Participant’s resignation and (B) the Participant engages in Competition (as defined below) prior to the final Vesting Date, then with respect to the Restricted Units, if any, that have vested as of the date of such termination, the Company shall have the right, but not the obligation, to repurchase such Units at a price per Unit equal to the lesser of (x) the Fair Market Value of such Unit as of the date of repurchase and (y) the price paid by the Participant for such Unit.

For purposes of this Agreement, the term “Cause” means, (A) the Partnership or an Affiliate having “cause” or “good cause” to terminate a Participant’s employment or service, as defined in any employment or consulting agreement or similar services agreement between the Participant and the Partnership or an Affiliate in effect at the time of such termination or (B) in the absence of any such employment, consulting, or similar services agreement (or the absence of any definition of “Cause” or “Good Cause” contained therein), (1) the Participant’s commission of, conviction for, plea of guilty or nolo contendere to a felony or a crime involving moral turpitude, or other material act or omission involving dishonesty or fraud, (2) the

Participant’s conduct that results in or is reasonably likely to result in harm to the reputation or business of the Partnership or any of its Affiliates in any material way, (3) the Participant’s failure to perform duties as reasonably directed by the Partnership or the Participant’s material violation of any rule, regulation, policy or plan for the conduct of any service provider to the Partnership or its Affiliates or its or their business (which, if curable, is not cured within 5 days after notice thereof is provided to the Participant) or (4) the Participant’s gross negligence, willful malfeasance or material act of disloyalty or violation of the Company’s policy with respect to the Partnership or its Affiliates (which, if curable, is not cured within 5 days after notice thereof is provided to the Participant). Any determination of whether Cause exists shall be made by the Committee in its sole discretion.

For purposes of this Agreement, the tem “Competition” means the Participant, directly or indirectly, engaging in (i) any business that directly competes with the Partnership or any of its Affiliates or (ii) any business that the Partnership or any of its Affiliates (A) was engaged in or (B) actively pursuing, as of the date of the Participant’s termination, anywhere in the world in which the Partnership and its Affiliates are doing business.

(c) Change of Control. In the event of a termination of the Participant’s employment (i) by the Partnership or an Affiliate without Cause or (ii) by the Participant for Good Reason (as defined below), in each case, within the one (1) year period following the occurrence of a Change of Control, all restrictions described in Section 2 shall lapse and all Restricted Units granted pursuant to this Agreement shall become immediately vested and nonforfeitable as of the date of such termination.

For purposes of this Agreement, the term “Good Reason” means, (A) the Participant having “good reason” to terminate his employment or service, as defined in any employment or consulting agreement or similar services agreement between the Participant and the Partnership or an Affiliate in effect at the time of such termination or (B) in the absence of any such employment, consulting, or similar services agreement (or the absence of any definition of “Good Reason” contained therein), (1) a material diminution of the Participant’s annual base salary (other than in connection with a diminution of base salaries affecting similarly situated employees), (2) a material diminution in the Participant’s position, duties, authorities or responsibilities, or (3) a relocation of the Participant’s principal business location to an area outside of a fifty (50) mile radius of the Participant’s principal business location immediately prior to the Change in Control; provided, that, the Participant gives notice to the Partnership or Affiliate, as applicable, of the event or condition allegedly constituting Good Reason within ninety (90) days after the initial occurrence of such event or condition and such event or condition is not fully corrected in all material respects by the Partnership or Affiliate, as applicable, within thirty (30) days following receipt of the Participant’s written notification.

5. Limitations on Transfer.

The Participant agrees that he shall not dispose of (meaning, without limitation, sell, transfer, pledge, exchange, hypothecate or otherwise dispose of) any Restricted Units hereby acquired prior to the applicable Vesting Dates, including pursuant to a domestic relations order issued by a court of competent jurisdiction, unless such transfer is expressly approved in writing by the Committee. Any attempted disposition of the Restricted Units in violation of the preceding sentence shall be null and void.

6. Nontransferability of Agreement.

This Agreement and all rights under this Agreement shall not be transferable by the Participant other than by will or pursuant to applicable laws of descent and distribution. Any rights and privileges of the Participant in connection herewith shall not be transferred, assigned, pledged or hypothecated by the Participant or by any other person or persons, in any way, whether by operation of law, or otherwise, and shall not be subject to execution, attachment, garnishment or similar process. In the event of any such occurrence, the Restricted Units shall automatically be forfeited. Notwithstanding the foregoing, all or some of the Restricted Units or rights under this Agreement may be transferred if such transfer is approved in writing by the Committee.

7. Adjustment of Restricted Units.

The number of Restricted Units granted to the Participant pursuant to this Agreement shall be adjusted to reflect unit splits or other changes in the capital structure of the Partnership, all in accordance with the Plan. All provisions of this Agreement shall be applicable to such new or additional or different units or securities distributed or issued pursuant to the Plan to the same extent that such provisions are applicable to the Units with respect to which they were distributed or issued.

8. Delivery of Vested Units.

Promptly following the expiration of the restrictions on the Restricted Units as contemplated in Section 4 of this Agreement, and subject to Section 9, the Company shall cause to be issued and delivered to the Participant or the Participant’s designee the number of Restricted Units as to which restrictions have lapsed, free of any restrictive legend relating to the lapsed restrictions, and shall pay to the Participant any previously unpaid UDRs distributed with respect to the Restricted Units. Neither the value of the Restricted Units nor the UDRs shall bear any interest owing to the passage of time.

9. Securities Act.

The Company shall have the right, but not the obligation, to cause the Restricted Units to be registered under the appropriate rules and regulations of the SEC. The Company shall not be required to deliver any Units hereunder if, in the opinion of counsel for the Company, such delivery would violate the Securities Act of 1933 or any other applicable federal or state securities laws or regulations. By accepting this grant, the Participant agrees that any Units that the Participant may acquire upon vesting of this Award will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws.

10. Copy of Plan.

By the execution of this Agreement, the Participant acknowledges receipt of a copy of the Plan. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any applicable law, then such provision will be deemed to be modified to the minimum extent necessary to render it legal, valid and enforceable; and if such provision cannot be so modified, then this Agreement will be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties will be construed and enforced accordingly.

11. Notices.

Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any such notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered or, whether actually received or not, on the third business day (on which banking institutions in the State of Texas are open) after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The Company or the Participant may change at any time and from time to time by written notice to the other, the address which it or he previously specified for receiving notices. The Company and the Participant agree that any notices shall be given to the Company or to the Participant at the following addresses:

Company: Memorial Production Partners GP LLC, 1401 McKinney, Suite 1025, Houston, Texas 77010

Participant: At the Participant’s current address as shown in the Company’s records.

12. General Provisions.

(a) Administration. This Agreement shall at all times be subject to the terms and conditions of the Plan. The Committee shall have sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the Committee with respect thereto and with respect to this Agreement shall be final and binding upon the Participant and the Company. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.

(b) Continuation of Service. This Agreement shall not be construed to confer upon the Participant any right to continue in the service of the Partnership or an Affiliate.

(c) Governing Law. This Agreement shall be interpreted and administered under the laws of the State of Texas, without giving effect to any conflict of laws provisions.

(d) Amendments. This Agreement may be amended only by a written agreement executed by the Company and the Participant, except that the Committee may unilaterally waive any conditions or rights under, amend any terms of, or alter this Agreement provided no such change (other than pursuant to Section 4(c) or 7(c) of the Plan) materially reduces the rights or benefits of the Participant with respect to the Restricted Units without his consent.

(e) Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and upon any person lawfully claiming under the Participant.

(f) Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to this subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Restricted Units granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

(g) No Liability for Good Faith Determinations. None of the Partnership, the Company, or the members of the Committee or the Board, or any officer of the Partnership or the Company, shall be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Restricted Units granted hereunder.

(h) No Guarantee of Interests. The Board, the Partnership, and the Company do not guarantee the Units from loss or depreciation.

(i) Withholding Taxes. To the extent that the grant or vesting of a Restricted Unit or distribution thereon results in the receipt of compensation by the Participant with respect to which the Partnership or any of its Affiliates has a tax withholding obligation pursuant to applicable law, unless other arrangements have been made by the Participant that are acceptable to the Partnership or such Affiliates, the Participant shall deliver to the Partnership or such Affiliate an amount of money as the Partnership or such Affiliate may require to meet its withholding obligations under applicable law. No issuance of an unrestricted Unit shall be made pursuant to this Agreement until the Participant has paid or made arrangements approved by the Partnership or such Affiliate to satisfy in full the applicable tax withholding requirements of the Partnership or such Affiliate with respect to such event.

(j) Insider Trading Policy. The terms of the Partnership’s Insider Trading Policy with respect to the Units are incorporated herein by reference.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officer thereunto duly authorized, and the Participant has set his hand as to the date and year first above written.

MEMORIAL PRODUCTION PARTNERS GP LLC

By:
Name:
Title:

PARTICIPANT